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                                                                    EXHIBIT 99.1

For More Information:

Investor Contact:                                       Press Contact:
Karen Blasing                                           Gwen Murphy
Nuance                                                  Nuance
(650) 847-0000                                          (650) 847-0000
kblasing@nuance.com                                     gmurphy@nuance.com


                           NUANCE COMMUNICATIONS, INC.
                         ADOPTS SHAREHOLDERS RIGHTS PLAN

         MENLO PARK, Calif., December 11, 2002 - Nuance Communications, Inc.
(NUAN) announced today that its Board of Directors has adopted a Shareholder Rights Plan. Nuance's Rights Plan is designed to deter any potential coercive or unfair takeover tactics in the future that may attempt to deprive Nuance shareholders of the opportunity to obtain full and fair value for their shares. The Rights Plan adopted by Nuance is similar to plans adopted by over 2000 publicly-traded companies. Nuance's Board of Directors adopted the Rights Plan following careful consideration and in consultation with its outside advisors. Adoption of the Rights Plan is a pro-active measure undertaken by the Company as matter of prudent corporate governance.

         At the time of adoption of the Rights Plan, the Rights are neither exercisable nor traded separately from the Common Stock. The Rights will become exercisable to purchase 1/1000/th/ of a share of the new Preferred Stock, at an exercise price of $22.00 per Right, when any person or group acquires 15% or more of Nuance's Common Stock without prior Board approval. In that event, the Rights permit Nuance stockholders, other than the acquiror, to purchase Nuance Common Stock having a market value of twice the exercise price of the Rights, in lieu of the Preferred Stock. Alternatively, when the Rights become exercisable, the Board of Directors may in its discretion authorize the issuance of one share of Nuance Common Stock in exchange for each Right that is then exercisable. In addition, in the event of certain business combinations, the Rights permit the purchase of the Common Stock of an acquiror at a 50% discount. Rights held by the acquiror will become null and void in each case. Prior to a person or group

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acquiring 15%, the Rights can be redeemed for $0.001 each by action of the
Board. The Rights expire on December 9, 2012. The Rights distribution will not be taxable to stockholders and will be made to stockholders of record on January 3, 2003.

The Company will mail to each shareholder a letter containing further details regarding the Rights promptly following the record date of January 3, 2003. Additional information regarding the terms and conditions of the Rights will be set forth in the Company's 8-K Filing regarding the Rights Plan.

About Nuance

Nuance is the speech expert. Nuance's speech software solutions enable automated access to everything from account balances to flight information, email reading to voice activated dialing - accessed using nothing more than the power of voice and an ordinary phone. In markets around the world, leading enterprises and telecommunications carriers including British Airways, Nomura Securities, OnStar, Sprint PCS, United Parcel Service, Vodafone, and many more - work with Nuance to reduce costs, increase customer satisfaction and retention, create new sources of revenue and improve security. Nuance is headquartered in Menlo Park, Calif. and has offices around the world. For more information, visit www.nuance.com or call 1-888-NUANCE-8.

         Nuance is a trademark of Nuance Communications, Inc. All other trademarks are property of their respective owners.

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